A special meeting of the fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	1,041,000,256.67	94.299
Withheld	62,938,673.31	5.701
TOTAL	1,103,938,929.98	100.000
Albert R. Gamper, Jr.
Affirmative	1,044,613,524.91	94.626
Withheld	59,325,405.07	5.374
TOTAL	1,103,938,929.98	100.000
Abigail P. Johnson
Affirmative	1,039,890,816.16	94.198
Withheld	64,048,113.82	5.802
TOTAL	1,103,938,929.98	100.000
Arthur E. Johnson
Affirmative	1,043,541,819.48	94.529
Withheld	60,397,110.50	5.471
TOTAL	1,103,938,929.98	100.000
Michael E. Kenneally
Affirmative	1,045,866,100.84	94.739
Withheld	58,072,829.14	5.261
TOTAL	1,103,938,929.98	100.000
James H. Keyes
Affirmative	1,045,128,561.60	94.673
Withheld	58,810,368.38	5.327
TOTAL	1,103,938,929.98	100.000
Marie L. Knowles
Affirmative	1,043,771,244.22	94.550
Withheld	60,167,685.76	5.450
TOTAL	1,103,938,929.98	100.000
Kenneth L. Wolfe
Affirmative	1,044,954,180.51	94.657
Withheld	58,984,749.47	5.343
TOTAL	1,103,938,929.98	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	789,928,518.52	71.556
Against	109,475,883.11	9.917
Abstain	70,754,986.10	6.409
Broker Non- Votes	133,779,542.25	12.118
TOTAL	1,103,938,929.98	100.000
A Denotes trust-wide proposal and voting results.